Exhibit 10.3

FORM OF PERFORMANCE STOCK UNIT AGREEMENT

This Performance Stock Unit (“PSU”) Agreement (this “Agreement”) is made and entered into as of [DATE] (the “Grant Date”) by and between WillScot Holdings Corporation, a Delaware corporation (the “Company”), and [PARTICIPANT NAME] (the “Participant”). This Agreement is being entered into pursuant to the WillScot Holdings Corporation 2020 Incentive Award Plan (the “Plan”) or any successor plan. Capitalized terms used in this Agreement but not defined herein will have the meaning ascribed to them in the Plan.

1.Grant of PSUs. Pursuant to Section 9 of the Plan, the Company hereby issues to the Participant on the Grant Date an Award consisting of a target number of [NUMBER] PSUs (such target number of PSUs, as may be adjusted, as described in this Agreement). The actual number of PSUs that shall vest and become unrestricted shall be determined in accordance with Section 2 hereof. Each PSU represents the right to receive one Common Share, subject to the terms and conditions set forth in this Agreement and the Plan. The PSUs shall be credited to a separate account maintained for the Participant on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

Each PSU includes the right to receive a cash payment equal to the amount of any cash dividends paid with respect to one Common Share, so long as the applicable record date for such cash dividends occurs on or after the Grant Date and before the PSU is settled; provided that the right to receive such cash payment will be subject to the same terms and conditions (including the risk of forfeiture) as apply to the PSU to which it relates. For clarity, the cash payment will be made only to the extent that, and at the same time as, the related PSU is settled, or it will be forfeited as and when the related PSU is forfeited.
2.     Performance-Based Vesting. Except as otherwise provided herein or in the Plan, provided that the Participant remains in continuous service through the third anniversary of the Grant Date (the “Vesting Date”), the PSUs shall vest and become unrestricted based on the attainment of the performance conditions set forth in Exhibit A attached hereto. The period during which restrictions apply, the “Restricted Period.” Once vested, the PSUs shall become “Vested Units.”

3.    Consideration. The grant of PSUs is made in consideration of the services to be rendered by the Participant to the Company. To induce the Company to enter into this Agreement and in recognition of such consideration of PSUs granted to the Participant pursuant to this Agreement, the Participant must sign and return to the Company no later than the [Grant Date] a restrictive covenants agreement in a form provided by the Company (the “Protective Agreement”).

4.     Termination of Service/Employment.

4.1     Forfeiture. Notwithstanding any provision of this Agreement or the Plan to the contrary, if the Participant’s employment or service terminates for any reason other than death or Disability (as described in Section 4.2) at any time before the Vesting Date, the Participant’s PSUs shall be automatically forfeited upon such termination of employment or service and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement; provided, however, (a) that if the Participant experiences a Qualifying Termination, any Restricted Period in effect on the date of such Qualifying Termination shall expire as of such date and the PSUs shall vest in accordance with the provisions of Section 4.5 of Exhibit A attached hereto, or (b) that if the Participant experiences a termination of employment or service, absent a Change in Control, as contemplated pursuant to the terms of any employment, consulting or similar agreement between the Participant and the Company providing for severance benefits or any severance policy, plan or any other severance arrangement maintained by the Company, in each case, in effect at the time of such termination (such agreements, arrangements, plans or policies collectively referred to as a “Severance Policy”), provided the Participant could not be terminated for Cause at such time, the terms of such Severance Policy shall supersede this Agreement and govern the treatment of the Participant’s PSUs awarded hereunder on such termination of employment or service, subject to the Participant’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, of a general

Exhibit 10.3
release of claims against the Company and its affiliates in a form and manner satisfactory to the Company (the “Release”) and on the Participant’s continued compliance with the provisions of the Protective Agreement.

4.2    Death or Disability. In the event that the Participant’s employment or service terminates prior to the Vesting Date due to the Participant’s death or Disability (as defined herein), provided the Participant could not be terminated for Cause at such time, the Participant shall become vested in a number of PSUs equal to the greater of (a) or (b) as follows with such vested PSUs being considered Vested Units, the Restricted Period shall expire and the Participant’s PSUs shall be settled in accordance with Section 7 (all capitalized terms below have the meanings set forth in Exhibit A) with (a) being equal to a pro-rata number of PSUs determined by multiplying the number of PSUs that would be earned if target performance was met by a fraction, the numerator of which is the number of days of the Participant’s employment or service during the Performance Period through the date of termination and the denominator of which is the number of days in the Performance Period, and (b) being equal to the aggregate of the Earned ROIC PSUs, Earned FCF PSUs and Earned TSR PSUs, as determined in accordance with subsections 4.2.1, 4.2.2 and 4.2.3, as follows:

4.2.1    ROIC PSUs. (a) any Earned ROIC PSUs shall remain Earned ROIC PSUs, and (b) any ROIC PSUs that are eligible to be earned in the Fiscal Year in which the Participant’s employment or service terminates due to death or Disability shall become Earned ROIC PSUs based on the greater of target performance (100%) or actual performance up to the date of the Participant’s termination of employment or service (as determined by the Committee).

4.2.2    FCF PSUs. (a) any Earned FCF PSUs shall remain Earned FCF PSUs, and (b) any FCF PSUs that are eligible to be earned in the Fiscal Year in which the Participant’s employment or service terminates due to death or Disability shall become Earned FCF PSUs based on the greater of target performance (100%) or actual performance up to the Participant’s termination of employment or service (as determined by the Committee; provided, however, that if the Committee cannot determine actual performance, then the Earned FCF PSUs under this clause (b) shall be based on target performance (100%).

4.2.3    TSR PSUs. (a) any Earned TSR PSUs shall remain Earned TSR PSUs, and (b) any TSR PSUs that are eligible to be earned in the applicable measurement period in which the Participant’s employment or service terminates due to death or Disability shall become Earned TSR PSUs based on the greater of target performance (100%) or actual performance up to the date of the Participant’s termination of employment or service (as determined by the Committee).

Any PSUs that do not become vested upon such termination of employment or service due to death or Disability pursuant to the subsections above shall be forfeited. For purposes of this Agreement, the Participant is considered to have terminated due to “Disability” if the Participant’s termination of employment or service occurs on or following the date the Participant is determined to be disabled under the long-term disability plan maintained by the Company or its Affiliate in which the Participant participates.

4.3    Qualified Retirement. The PSUs shall remain outstanding and be eligible for continued vesting based on the Company’s actual performance, in the event of the Participant’s “Qualified Retirement” pursuant to the terms and conditions of the Retirement Provision appended to the Plan.

4.4    Violation of Restrictive Covenants; Termination for Cause. Notwithstanding anything herein to the contrary, in the event of the Participant’s breach of the terms and provisions of the Protective Agreement, or the Participant’s termination of employment or service for Cause: (a) the Participant’s PSUs (including Vested Units and any PSUs described as “earned” pursuant to Exhibit A) shall be automatically forfeited upon such breach or termination for Cause, and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement, and (b) the Participant shall return any Common Shares attributable to Vested Units (to the extent settled) and/or repay any amounts (to extent paid) pursuant to this Agreement in full to the Company within thirty (30) days after such breach.

Exhibit 10.3
5.     Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the PSUs are settled, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the PSUs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the PSUs will be forfeited by the Participant and all of the Participant’s rights to such units shall immediately terminate without any payment or consideration by the Company.

6.     Rights as Shareholder. The Participant shall not have any rights of a shareholder with respect to the Common Shares underlying the PSUs unless and until the PSUs vest and are settled by the issuance of such Common Shares. Upon and following the settlement of the PSUs, the Participant shall be the record owner of the Common Shares underlying the PSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

7.     Settlement of PSUs. Promptly upon the expiration of the Restricted Period, and in any event no later than March 15th of the calendar year following the calendar year in which the Restricted Period ends, the Company shall (a) issue and deliver to the Participant, or his or her beneficiary, without charge, the number of Common Shares equal to the number of Vested Units, and (b) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the Common Shares delivered to the Participant; provided, however, that the Committee may, in its sole discretion elect to (i) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of the PSUs or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which the Restricted Period lapsed with respect to the PSUs, less an amount equal to any required tax withholdings. Notwithstanding the foregoing, (x) if the Participant is subject to Canadian income tax, then the Participant’s Vested Units may only be settled in Common Shares, and neither the Committee nor any other person shall have the discretion to elect to pay any portion of the Vested Units in cash, and (y) if the Participant is a specified employee within the meaning of Section 409A of the Code, and the PSUs vest as a result of the Participant’s termination due to Disability, then the delivery of the Common Shares or payment of the cash as described herein shall be delayed until six (6) months after the Participant’s separation from service (within the meaning of Section 409A of the Code) to the extent required to comply with Section 409A of the Code.

8.     No Rights to Continued Service/Employment. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an employee, consultant or director of the Company or any Affiliate. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or an Affiliate to terminate the Participant’s employment or service with the Company or an Affiliate at any time, with or without Cause.

9.     Adjustments. In the event of any change to the outstanding Common Shares or the capital structure of the Company (including, without limitation, a Change in Control), if required, the PSUs shall be adjusted or terminated in any manner as contemplated by Section 12 of the Plan.

10.     Beneficiary Designation. The Participant may file with the Company a written designation of one or more persons as the beneficiary(ies) who shall be entitled to his or her rights under this Agreement and the Plan, if any, in case of his or her death, in accordance with Section 16(f) of the Plan.

11.     Tax Liability, Withholding and Code Section 280G Matters.

11.1     The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the PSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes in accordance with Section 16(c) of the Plan. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means of the Plan, (a) tendering a cash payment, (b) authorizing the Company to

Exhibit 10.3
withhold Common Shares from the Common Shares otherwise issuable or deliverable to the Participant as a result of the vesting of the PSUs (provided, however, that no Common Shares shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law), or (c) delivering to the Company previously owned and unencumbered Common Shares.

11.2     Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any shares; and (b) does not commit to structure the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.

11.3    In the event any payment(s) or the value of any payments or benefit(s) received or to be received by a Participant in connection with or contingent upon a Change in Control (whether received or to be received pursuant to the terms of the Plan or any Award or of any other plan, arrangement or agreement of the Company, its successors, any person whose actions result in a Change in Control, or any person affiliated with any of them (or which, as a result of the completion of the transaction(s) causing a Change in Control, will become affiliated with any of them) (collectively, the “Payments”)), are determined, under the provisions of this subsection to be subject to an excise tax imposed by Code Section 4999 (any such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), as determined in this subsection, then the Company shall reduce the aggregate amount of the Payments payable to the Participant such that no Excise Tax shall be payable by the Participant and the Payments shall not cease to be deductible by the Company by reason of Code Section 280G (or any successor provision thereto). Notwithstanding the foregoing, the Company shall not reduce the aggregate amount of the Payments payable to the Participant pursuant to the foregoing sentence if the After-Tax Amount (as defined below) of the unreduced Payments is greater than the After-Tax Amount that would have been paid had the Payments been reduced pursuant to the foregoing sentence. For purposes of this Agreement “After-Tax Amount” means the portion of a specified amount that would remain after payment of all Excise Taxes (if any), income taxes, payroll and withholding taxes, and other applicable taxes paid or payable by Participant in respect of such specified amount. Any reductions shall be made in a manner intended to comply with Section 409A of the Code.

12.     Compliance with Law. The issuance and transfer of Common Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Common Shares may be listed. No Common Shares shall be issued pursuant to PSUs unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the Common Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

13.     Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Human Resources Officer or the applicable designee(s) of the Company at its principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14.     Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

15.     Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

Exhibit 10.3
16.     Participant Bound by Plan. This Agreement is subject to all terms and conditions of the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17.     Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

18.     Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

19.     Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company.

20.     Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel PSUs, prospectively or retroactively; provided that no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.

21.     Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

22.     No Impact on Other Benefits. The value of the Participant’s PSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

23.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

24.     Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof and accepts PSUs subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs or disposition of the underlying shares and that the Participant should consult a tax advisor prior to such vesting, settlement or disposition.

[SIGNATURE PAGE FOLLOWS]

Exhibit 10.3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WILLSCOT HOLDINGS CORPORATION
By: Felicia Gorcyca
Name: Felicia Gorcyca
Title: Chief Human Resources Officer
###PARTICIPANT_NAME###
By:
Name: ###PARTICIPANT_NAME### Grant Acceptance Date: ###ACCEPTANCE_DATE###

Exhibit 10.3
Exhibit A

1.     Purpose. In accordance with Section 2 of the Agreement, the number of the PSUs that shall become vested and unrestricted on the Vesting Date shall be based on the attainment of the Performance Goals during the Performance Period specified in this Exhibit. Any capitalized terms used herein but not defined in the Agreement or the Plan shall have the meaning ascribed to them in Section 2 below. The PSUs shall be considered a Performance Compensation Award, as described in Section 11 of the Plan and all determinations of performance shall be subject to the Committee’s discretion and the Performance Goals may be adjusted according to Section 11(d) of the Plan.

2.     Definitions.

For purposes of this Exhibit:

“Adjusted EBITDA” shall mean the Company’s net income (loss) as determined according to Generally Accepted Accounting Principles before net interest (income) expense, income tax expense (benefit), net interest (income) expense, depreciation and amortization adjusted to exclude certain non-cash items and the effect of transactions or events not related to the Company’s core business operations, including:
•Currency (gains) losses, net on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency,
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment,
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs,
•Transaction costs including legal and professional fees and other transaction specific related costs, or other unusual, one-time, non-recurring costs, expenses or liabilities,
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee relocation and training costs, and other costs required to realize cost or revenue synergies,
•Non-cash charges for stock compensation plans, and
•Other expenses, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, unrealized gains and losses on investments, costs to implement the Company’s real estate exit initiatives and non-equity executive transition costs.

“Adjusted Free Cash Flow excluding taxes and interest” or “FCF” shall mean the Company’s cash provided by operating activities less purchases of rental equipment and property, plant and equipment plus proceeds from sale of rental equipment and property, plant and equipment, which are all included in cash flows from investing activities, plus income taxes paid, net and interest paid, net as included in the supplemental cash flow information on the consolidated statement of cash flows; adjusted to exclude the effect of cash inflows or outflows from  transactions or events not related to the Company’s core business operations, including:
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs,
•Transaction costs including legal and professional fees and other transaction specific related costs, or other unusual, one-time, non-recurring costs, expenses or liabilities,
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee relocation and training costs, and other costs required to realize cost or revenue synergies, and
•Other expenses, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense, costs to implement the Company’s real estate exit initiatives and non-equity executive transition costs.

Exhibit 10.3
“Average Invested Capital Including Goodwill and Intangibles” shall mean the sum of total shareholders’ equity plus total debt as included in the consolidated balance sheets, using the four-quarter average for the Fiscal Year, calculated as the average of the previous five quarter-end balance sheet dates.

“Fiscal Year” shall mean the Company’s fiscal year beginning January 1st and ending December 31st.

“Net Operating Profit After Tax” or “NOPAT” shall mean Adjusted EBITDA reduced by depreciation, amortization and estimated taxes.  Depreciation for purposes of calculating NOPAT shall exclude accelerated depreciation on rental equipment related to real estate exits. Estimated taxes are to be calculated using an effective tax rate of 25% to normalize the impact of period-to-period changes in tax rates.

“Performance Goals” shall mean the performance-based vesting conditions applicable to the PSUs set forth in Section 3 below.

“Performance Period” shall mean the three-year period, or subset thereof, commencing on January 1, 2026 and ending on December 31, 2028 applicable to financial goals (excluding TSR).

“Return on Invested Capital Including Goodwill and Intangibles” or “ROIC” shall mean the Company’s NOPAT divided by Average Invested Capital Including Goodwill and Intangibles.

“S&P SmallCap 600 Index” shall mean the companies that comprise the S&P SmallCap 600 Index on the Grant Date, adjusted to reflect any such companies which are removed from the S&P SmallCap 600 Index as of the last day of the Performance Period in accordance with this definition. Companies shall be removed from the S&P SmallCap 600 Index if, during the Performance Period, any such company (a) is acquired by another company (whether by a peer company or otherwise) or (b) ceases to be listed on a national stock exchange or other applicable market system. For the avoidance of doubt, a company shall not be removed from the S&P SmallCap 600 Index if, during the Performance Period, the company (i) leaves the S&P SmallCap 600 Index but continues to be publicly traded or (ii) files for bankruptcy protection under any chapter of the U.S. Bankruptcy Code; provided, however, that in the event such a company files for bankruptcy, its TSR (as defined below) shall be adjusted to negative one hundred percent (-100%).

“TSR” shall mean total shareholder return as determined by the Committee for the Performance Period for the Company and each other company in the S&P SmallCap 600 Index based on the stock price appreciation from the beginning of the Performance Period to the end of each Fiscal Year (December 31st) within the Performance Period, plus dividends paid or declared (assuming such dividends are reinvested in the common stock of the Company or any company in the S&P SmallCap 600 Index). For purposes of computing the TSR for the Company and each company in the S&P SmallCap 600 Index, the stock price at the beginning and the end of each year during the Performance Period shall be based on the sixty (60) day average closing stock price on each of the 60 consecutive trading days immediately preceding and ending on and including the first day or last day of the Performance Period, as applicable, adjusted as necessary per the definition of S&P SmallCap 600 Index.

“TSR Percentile Ranking” shall mean the percentile performance of the TSR of the Company relative to the TSR for the companies in the S&P SmallCap 600 Index determined by the Committee for the Performance Period.

“TSR Performance Period” shall mean the three-year period, or subset thereof, commencing on the Grant Date and ending on third anniversary of the Grant Date.

 3.     Performance-Based Vesting Conditions.

3.1     The PSUs shall be earned as follows: (a) fifty percent (50%) of the PSUs shall be earned (subject to the time-based vesting conditions described below) based on the Company’s ROIC performance (the “ROIC PSUs”), (b) twenty-five percent (25%) of the PSUs shall be earned (subject to the time-based vesting conditions described below) based on the Company’s FCF performance (the “FCF PSUs”, and (c) twenty-five percent (25%)

Exhibit 10.3
of the PSUs shall be earned (subject to the time-based vesting conditions described below) based on the Company’s TSR performance (the “TSR PSUs”), and such earned PSUs shall vest as more fully described below.

3.2    ROIC PSUs. One-third (1/3) of the ROIC PSUs shall be eligible to be earned (subject to the time-based vesting conditions described below) each Fiscal Year during the Performance Period based on the Company’s ROIC performance for the applicable Fiscal Year according to the table below.

ROIC Performance per Fiscal Year (50% Weighting)
ROIC Year 1	ROIC Year 2	ROIC Year 3	Payout %
(·)	(·)	(·)	0%
(·)	(·)	(·)	50% (threshold)
(·)	(·)	(·)	100% (target)
(·)	(·)	(·)	150%
(·)	(·)	(·)	300% (maximum)
Payout for performance between goals shall be determined based on linear interpolation.

The Committee shall determine, as soon as reasonably practicable, but in any event no later than the March 15th following the end of each Fiscal Year during the Performance Period, the attainment level of the ROIC PSUs and the applicable number of ROIC PSUs earned for such Fiscal Year (the “Earned ROIC PSUs”), which shall remain unvested PSUs and shall vest contingent on the Participant remaining in continuous service with the Company from the Grant Date through the Vesting Date (subject to the provisions of Section 4 of the Agreement), at which time the Earned ROIC PSUs shall become Vested Units. For purposes of clarity, any ROIC PSUs that do not become Earned ROIC PSUs for a particular Fiscal Year during the Performance Period shall be immediately forfeited by the Participant and shall not be subsequently eligible to be earned based on ROIC performance.

3.3    FCF PSUs. One-third (1/3) of the FCF PSUs shall be eligible to be earned (subject to the time-based vesting conditions described below) each Fiscal Year during the Performance Period based on the Company’s FCF performance for the applicable Fiscal Year according to the tables below.

FCF Performance (25% Weighting)
FCF	Payout %
Less than (·) of Target	0%
(·) of Target	50% (threshold)
(·) of Target	100% (target)
(·) or Above of Target	300% (maximum)
Payout for performance between goals shall be determined based on linear interpolation.

FCF Targets (in $ millions)
Fiscal Year (FY)	Target
Year 1	(·)
Year 2	(·)
Year 3	(·)
Cumulative	(·)

Exhibit 10.3
The Committee shall determine, as soon as reasonably practicable, but in any event no later than the March 15th following the end of each Fiscal Year during the Performance Period, the attainment level of the FCF PSUs and the applicable number of FCF PSUs earned for such Fiscal Year (the “Earned FCF PSUs”), which shall remain unvested PSUs and shall vest contingent on the Participant remaining in continuous service with the Company from the Grant Date through the Vesting Date (subject to the provisions of Section 4 of the Agreement), at which time the Earned FCF PSUs shall become Vested Units. Notwithstanding the foregoing, in the event that the Company’s cumulative FCF performance (determined no later than the March 15th following the end of the Performance Period) results in a larger number of Earned FCF PSUs than the total number of Earned FCF PSUs earned each Fiscal Year during the Performance Period, the Participant’s Earned FCF PSUs shall be determined based on the Company’s cumulative FCF performance and the Participant shall be vested in such larger number of Earned FCF PSUs contingent on the Participant remaining in continuous service with the Company from the Grant Date through the Vesting Date (subject to the provisions of Section 4 of the Agreement). Any FCF PSUs that do not become Earned FCF PSUs at the end of the Performance Period shall be immediately forfeited by the Participant.

3.4    TSR PSUs. One-third (1/3) of the TSR PSUs shall be eligible to be earned (subject to the time-based vesting conditions described below) during each of the first, second and third TSR measurement periods listed below based on the Company’s TSR Percentile Ranking from the beginning of the applicable measurement period to the end of the applicable measurement period as compared against the TSR for the companies comprising the S&P SmallCap 600 Index (“Relative TSR Performance”) from the beginning of the applicable measurement period to the end of the applicable measurement period, according to the tables below.

TSR Measurement Periods
First Measurement Period	Grant Date through the first anniversary of the Grant Date
Second Measurement Period	Grant Date through the second anniversary of the Grant Date
Third Measurement Period	Grant Date through the third anniversary of the Grant Date

Relative TSR Performance per Measurement Period (25% Weighting)
TSR Percentile Ranking	Payout %
(·)	0%
(·)	50%(threshold)
(·)	100% (target)
(·)	300% (maximum)
Payout for performance between goals shall be determined based on linear interpolation.

Notwithstanding the foregoing, if during an applicable measurement period, the Company’s TSR Percentile Ranking exceeds the 50th percentile but is negative, the maximum number of PSUs that may be earned with respect to such measurement period shall be capped at 100% of the target number.

The Committee shall determine, as soon as reasonably practicable, but in any event within sixty (60) days, after the end of the applicable measurement period, the attainment level of the TSR PSUs and the applicable number of TSR PSUs earned for such measurement period (the “Earned TSR PSUs”), which shall remain unvested PSUs and shall vest contingent on the Participant remaining in continuous service with the Company from the Grant Date through the Vesting Date (subject to the provisions of Section 4 of the Agreement), at which time the Earned TSR PSUs shall become Vested Units. For purposes of clarity any TSR PSUs that do not become Earned TSR PSUs for a particular measurement period during the TSR Performance Period shall be immediately forfeited by the Participant and shall not be subsequently eligible to be earned based on TSR performance.

Exhibit 10.3
4.     Effect of a Change in Control. Notwithstanding any provision of the Agreement or this Exhibit to the contrary, in the event of a Change in Control during the Performance Period the PSUs shall be treated as follows:

4.1    ROIC PSUs. In the event of a Change in Control (and subject to the Participant’s being in the employ of the Company, its Subsidiaries or any other affiliate as of the date of the Change in Control), (a) any Earned ROIC PSUs shall remain Earned ROIC PSUs, (b) any ROIC PSUs that are eligible to be earned in the Fiscal Year in which the Change in Control occurs shall become Earned ROIC PSUs based on the greater of target performance (100%) or actual performance up to the date of the Change in Control (as determined by the Committee), and (c) any ROIC PSUs that are eligible to be earned in any Fiscal Year subsequent to the year in which a Change in Control occurs shall become Earned ROIC PSUs assuming target performance (100%). All such Earned ROIC PSUs shall vest contingent on the Participant remaining in continuous service with the Company from the Grant Date through the Vesting Date (subject to the provisions of Section 4 of the Agreement and this Section 4 of the Exhibit), at which time the Earned ROIC PSUs shall become Vested Units.

4.2    FCF PSUs. In the event of a Change in Control (and subject to the Participant’s being in the employ of the Company, its Subsidiaries or any other affiliate as of the date of the Change in Control), (a) any Earned FCF PSUs shall remain Earned FCF PSUs, (b) any FCF PSUs that are eligible to be earned in the Fiscal Year in which the Change in Control occurs shall become Earned FCF PSUs based on the greater of target performance (100%) or actual performance up to the date of the Change in Control (as determined by the Committee; provided, however, that if the Committee cannot determine actual performance, then the Earned FCF PSUs under this clause (b) shall be based on target performance (100%), and (c) any FCF PSUs that are eligible to be earned in any Fiscal Year subsequent to the year in which a Change in Control occurs shall become Earned FCF PSUs assuming target performance (100%). Notwithstanding the foregoing, the total number of Earned FCF PSUs shall be determined by taking the greater of (i) the amount of Earned FCF PSUs determined according to the preceding sentence, and (ii) the number of FCF PSUs that would become Earned FCF PSUs assuming target achievement of the cumulative FCF goal (100%). All such Earned FCF PSUs shall vest contingent on the Participant remaining in continuous service with the Company from the Grant Date through the Vesting Date (subject to the provisions of Section 4 of the Agreement and this Section 4 of the Exhibit), at which time the Earned FCF PSUs shall become Vested Units.

For purposes of illustration only, in the event the Participant’s Earned FCF PSUs for the first two Fiscal Years during the Performance Period were earned at threshold and a Change in Control occurred in the third Fiscal Year resulting in a target number of FCF PSUs becoming Earned FCF PSUs, the Participant would be deemed to have earned a target number of FCF PSUs for cumulative FCF performance pursuant to clause (ii) above.

4.3    TSR PSUs. In the event of a Change in Control (and subject to the Participant’s being in the employ of the Company, its Subsidiaries or any other affiliate as of the date of the Change in Control), (a) any Earned TSR PSUs shall remain Earned TSR PSUs, and (b) any TSR PSUs that are eligible to be earned in the applicable measurement period in which the Change in Control occurs shall become Earned TSR PSUs based on the greater of target performance (100%) or actual performance up to the date of the Change in Control (as determined by the Committee), and (c) any TSR PSUs that are eligible to be earned in any measurement period subsequent to the measurement period in which a Change in Control occurs shall become Earned TSR PSUs assuming target performance (100%). All such Earned TSR PSUs shall vest contingent on the Participant remaining in continuous service with the Company from the Grant Date through the Vesting Date (subject to the provisions of Section 4 of the Agreement and this Section 4 of the Exhibit), at which time the Earned TSR PSUs shall become Vested Units.

4.4     Accelerated Vesting if Awards Not Assumed. In the event of a Change in Control (and subject to the Participant’s being in the employ of the Company, its Subsidiaries or any other affiliate as of the date of the Change in Control), if the successor company does not equitably assume, continue or substitute outstanding Awards in connection with the Change in Control, the Earned ROIC PSUs, Earned FCF PSUs, and Earned TSR PSUs (determined based on Sections 4.1, 4.2 and 4.3 above) shall become fully vested as of the date of the Change in Control and the Participant shall be eligible to receive (at the same time and in the same form) the equivalent per share consideration offered to common shareholders generally.

Exhibit 10.3
4.5     “Double-Trigger” Vesting for Assumed Awards. To the extent the successor company does equitably assume, continue or substitute outstanding Awards, the Earned ROIC PSUs, Earned FCF PSUs, and Earned TSR PSUs (determined based on Sections 4.1, 4.2 and 4.3 above) shall become fully vested as of the date of such